Exhibit 10.8

SUMMARY OF ANNUAL INCENTIVE PLAN

The Stereotaxis Annual Incentive Plan is designed to bring focus to the financial and operating metrics that contribute to sustainable growth in shareholder value. The incentive plan performance measures for any particular year represent key drivers of our business such as orders, revenue, gross margins, utilization, operating expenses, operating profitability, and specific strategic initiatives.

Each year the Compensation Committee of the Board of Directors will determine the objectives and corresponding weighting for the incentive plan based on the priorities of the business for the upcoming performance year. Three levels of performance are established for each objective. The annual business plan, which includes growth rates or improvement levels for each objective, establishes the target level of performance; threshold performance is defined as 50% of the business plan growth or improvement for each objective; and the maximum level of performance is 120% of the business plan. Similar levels of performance are established for specific strategic initiatives.

LEVEL	PERFORMANCE

Threshold	50% of Targeted Business Plan Growth or Improvement

Target	100 % of Business Plan Growth or Improvement

Maximum	120 % of Business Plan Growth or Improvement

Participants in the Stereotaxis Annual Incentive Plan, based on their ability to impact results, will be assigned to one of five target incentive award levels ranging from 15% to 50% of base salary. Each level is assigned an overachievement performance factor ranging from 10% to 100% of the target incentive award.

LEVEL	GROUP	TARGET % BASE	OVER ACHIEVEMENT
V	Executive Staff	50%	+100% Target
IV	Balance Exec Staff	40%	+50% Target
III	Vice Presidents	30%	+25% Target
II	Directors	20%	+25% Target
I	Senior Key Contributors	15%	+10% Target

An incentive payout level is associated with each level of performance against each objective. Performance at threshold results in payout of 50% of target award; performance at target will result in a payout of 100% of target award; and performance at maximum results in a payout at the corresponding overachievement level of the participant.

PERFORMANCE	% TARGET AWARD
Threshold	50%
Target	100%
Maximum	200% (Level V) 150% (Level IV) 125% (Level II – III) 110% (Level I)

Award Pool Determination

The payout result of each objective will be independently calculated incorporating the actual performance against the objective, the weighting of each objective, and the overachievement factor, if performance against the objective is above plan. The total of each calculation determines the Company’s overall level of performance against its objectives. This total percent, multiplied by the total sum of the target awards for each participant, determines the total award pool. The Compensation Committee approves the award pool and all awards to Section 16 Officers.

Award Pool Distribution

The distribution of the award pool will be allocated by the President & CEO to each function based on their level of contribution toward the achievement of annual objectives. In turn, each functional leader will determine each participant’s award, as follows:

•	25% will automatically be awarded to each individual as a participant in the plan.

•	The remaining 75% will be adjusted by the functional leader based on performance of each participant against their personal goals.